Filed pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus, dated August 7, 2024

Supplementing the Preliminary Prospectus Supplement, dated August 7, 2024

Registration No. 333-280982

D.R. Horton, Inc.

$700,000,000 5.000% Senior Notes due 2034

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	5.000% Senior Notes due 2034

Expected Ratings*	Moody’s: Baa1 (positive) S&P: BBB+ (stable) Fitch: A- (stable)

Aggregate Principal Amount	$700,000,000

Maturity Date	October 15, 2034

Coupon	5.000%

Public Offering Price	99.005% of the principal amount

Benchmark Treasury	4.375% US Treasury due May 15, 2034

Benchmark Treasury Price / Yield	103-06+ / 3.975%

Spread to Benchmark Treasury	T+115 basis points

Yield to Maturity	5.125%

Interest Payment Dates	April 15 and October 15 of each year, beginning on April 15, 2025

Record Dates	April 1 and October 1 of each year

Optional Redemption	Make-whole call at T+20 basis points prior to July 15, 2034; 100% of principal amount on or after July 15, 2034, in either case, plus accrued and unpaid interest on the principal amount of the notes being redeemed.

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.65%

Trade Date	August 7, 2024

Settlement Date	August 14, 2024 (T+5). It is expected that delivery of the notes will be made to investors on or about August 14, 2024, which will be the fifth business day following the date of this pricing supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange

Act as currently in effect, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery hereunder should consult their advisors.

CUSIP/ISIN Numbers	CUSIP: 23331A BS7 ISIN: US23331ABS78

Denominations/Multiple	$2,000 / $1,000

Joint Book-Running Managers

Mizuho Securities USA LLC

BofA Securities, Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers

BMO Capital Markets Corp.

Citizens JMP Securities, LLC

Comerica Securities, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

TCBI Securities, Inc.

Additional Disclosure under “Underwriting – Other Relationships”	Affiliates of certain of the underwriters act as administrative agent and/or buyers under the DHI Mortgage committed mortgage facility. One of the underwriters, Truist Securities, Inc., is an affiliate of the trustee for the notes, Truist Bank.

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling any of the representatives of the underwriters:

Mizuho Securities USA LLC	866-271-7403 (toll free)

BofA Securities, Inc.	800-294-1322 (toll free)

Wells Fargo Securities, LLC	800-645-3751 (toll free)

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